UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2007

Barrier Therapeutics, Inc.

(Exact name of registrant specified in its charter)

Delaware	000-50680	22-3828030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite 3200, Princeton, New Jersey 08540

(Address of principal executive offices)

(609) 945-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Base Salaries. On April 2, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Barrier Therapeutics, Inc. (the “Company”), approved base salaries, effective April 1, 2007, for the executive officers of the Company in the amounts indicated below:

Name	Prior Base Salary	New Base Salary
Geert Cauwenbergh, Ph.D.	$325,000	$338,000
Alfred Altomari	$275,000	$286,000
Albert C. Bristow	$212,000	$221,000
Charles T. Nomides	$244,000	$253,000
Dennis Reilly	$204,750	$213,000
Anne M. VanLent	$266,000	$274,000

Annual Incentive Awards. On April 2, 2007, the Committee also approved annual incentive awards for 2006, payable in cash, stock options and restricted stock to the same executive officers, as follows:

Name	Cash Award	Stock Option Award	Restricted Stock Award
Geert Cauwenbergh, Ph.D.	$98,000	63,000	21,000
Alfred Altomari	$58,000	45,000	15,000
Albert C. Bristow	$48,000	13,250	4,417
Charles T. Nomides	$57,000	25,000	8,333
Dennis Reilly	$38,750	6,250	2,085
Anne M. VanLent	$55,000	20,000	6,667

For each of the executive officers the stock options which were granted have an exercise price of $6.87 per share (the closing price of common stock on the date of grant, April 3, 2007), and vest as follows: 25% on the date of grant and thereafter in a series of three (3) successive equal annual installments measured from the date of grant. Similarly, the shares of restricted stock which were granted on April 3, 2007, had a fair market value on the date of grant of $6.87 per share, and vest as follows: 25% on the date of grant, and thereafter in a series of three (3) successive equal annual installments measured from the date of grant.

The awards were made pursuant to the Company’s annual incentive plan for 2006 (the “2006 AIP”). Under the 2006 AIP there is no provision for a mandatory minimum incentive award and the Committee and the Board retain full discretion as to the total amount of cash and equity distributed to all employees and the Committee reviewed and approved the annual incentive compensation amounts for the executive officers.

The 2006 AIP was designed to enhance stockholder value by providing the Company’s eligible employees, including its executive officers, with added incentive to achieve specific annual objectives. The 2006 AIP also intended to provide the Company with a tool to attract, retain, and motivate qualified personnel, enabling the Company to compete with industry peers. Under the 2006 AIP, participants were eligible to earn a cash bonus based upon a percentage of their base salary, as well as an incentive stock option grant. In addition, some participants, including the executive officers were eligible to receive a grant of restricted stock. The incentive bonus opportunities varied by each employee’s level of responsibility, and were dependent on the actual achievement level, as compared to corporate and individual objectives. For the executive officers, other than the CEO, the target cash bonus was equal to 35% of the officer’s base salary and the target equity grant varied by position up to a maximum of 50,000 stock options and 16,667 shares of restricted stock. For the CEO, the target cash bonus was equal to 50% of base salary, the target number of stock options was 85,000 shares and the target number of shares of restricted stock was 28,333.

The awards for 2006 were made based on the Company’s achievement of corporate performance goals for fiscal year 2006 and the assessed contribution of the executive to the Company’s success. The corporate performance goals for 2006 related to the results of commercial operations and the development and advancement of the Company’s clinical product pipeline.

For 2007, the Committee has established a 2007 annual incentive plan that is substantially similar to the 2006 AIP.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.

Date: April 4, 2007	By:	/s/ Anne M. VanLent
	Name:	Anne M. VanLent
	Title:	Executive Vice President, Chief Financial Officer and Treasurer